EXHIBIT 3.1(iii)

                           CERTIFICATE OF AMENDMENT TO

                            THE RESTATED AND AMENDED

                            ARTICLES OF INCORPORATION

                                       OF

                               K.H.F. Technologies


     As a result of the June 3, 2002, Written Consent of a Majority of the Shareholders of K.H.F. Technologies, a Nevada corporation, undertaken pursuant to Section 78.320 of the Nevada Revised Statutes (NRS) titled Stockholders' meetings; . . . consent for actions taken without meeting, the above corporation hereby adopts and files the following Amendment to its Restated and Amended Articles of Incorporation filed with the Secretary of State of Nevada on May 5, 2000:

                               ARTICLE ONE -- NAME

       The name of the corporation (hereinafter called the "Corporation") is and has been changed and shall now and hereafter be known as "Lighten Up Enterprises International, Inc."


     By executing this Certificate of Amendment to the Corporation's Revised and Amended Articles of Incorporation, the undersigned president and secretary of the Corporation do hereby certify that on June 3, 2002, the foregoing amendment to the Corporation's Articles of Incorporation was authorized and approved pursuant to Section 78.390 of the Nevada Revised Statutes (NRS) by the written consent of a majority of the Corporation's shareholders. The number of issued and outstanding shares entitled to vote on the foregoing amendment was 25,040,000 and the number of shares that voted in favor of the Amendment by written consent was 20,000,000 shares or approximately 80% of the Corporation's currently issued and outstanding shares.

     DATED this 10th day June, 2002.
___________________________________
Gary Lewis, President and Director

     DATED this 10th day June, 2002.


___________________________________
Mary E. Ross, Secretary/Treasurer
       and Director



STATE OF UTAH       )
                    ) ss
COUNTY OF SALT LAKE )

     On this 10th day of June, 2002, personally appeared before me, a Notary Public in and for the State and County aforesaid, Gary Lewis and Mary E. Ross, who, being by me first duly sworn, declared that they are the president and secretary, respectively, of the above-named Corporation, that they signed the foregoing Certificate of Amendment to the Restated and Amended Articles of Incorporation of K.H.F. Technologies and who further acknowledged to me that the foregoing statements are true and correct and that they executed the same freely and voluntarily for the uses and purposes therein mentioned.


     WITNESS my hand and official seal, the day and year first above written.



___________________________________
                      NOTARY PUBLIC


Filed and stamped by the Secretary of State of Nevada on July 11, 2002. File No. C 1791-98.